Exhibit 16.1

February 7, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: LOGPROSTYLE INC.

Ladies and Gentlemen:

We have read the statements made by LOGPROSTYLE INC. in its Form 6-K dated February 7, 2025, and we agree with the statements concerning our Firm in such Form 6-K. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York